------------------------------
                                                          OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:          3235-0104
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response.........0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

                         Deluxe Investment Company
--------------------------------------------------------------------------------
   (Last)                       (First)                   (Middle)

                   2700 West Cypress Creek Road, Suite 103-C
--------------------------------------------------------------------------------
                                    (Street)

Fort Lauderdale,                     Florida                33309
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     10/22/2002
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Silver Key Mining Company, Inc.   SKMG
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable line)

     |X|  Form filed by One Reporting Person

     |_|  Form filed by More than One Reporting Person



=================================================================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
=================================================================================================================================
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)    4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)         (Instr. 5)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock                             500,000(1)                  D                 --
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

=================================================================================================================================


FORM 3 (continued)

=================================================================================================================================
Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)
=================================================================================================================================
                                                                                                     5. Owner-
                                                    3. Title and Amount of Securities                   ship
                                                       Underlying Derivative Security                   Form of
                         2. Date Exercisable           (Instr. 4)                                       Derivative
                            and Expiration Date     --------------------------------- 4. Conver-        Securities:
                            (Month/Day/Year)                               Amount        sion or        Direct      6. Nature of
                         ----------------------                            or            Exercise       (D) or         Indirect
                         Date       Expira-                                Number        Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of            Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares        Security       (Instr. 5)     (Instr. 5)
---------------------------------------------------------------------------------------------------------------------------------
None
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

=================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(1) The shares are currently held in escrow pursuant to the terms of an escrow agreement.


/s/ Ian Markofsky                                           October 22, 2002
---------------------------------------------            -----------------------
Ian Markofsky                                                     Date
President
      **Signature of Reporting Person

*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.